Frontier Press Release                  Frontier Corporation
                                        180 South Clinton Avenue
                                        Rochester, NY 14646

Date:     May 18, 1995

Contact:  Linda J. Crociata 716-777-7693 (media) - Frontier
          Philip H. Yawman 716-777-6179 (investors) - Frontier
          Martin Nason 805-963-2423 - WCT

Summary:  WCT Shareholders Approve Merger with Frontier

Rochester, New York -- May 18, 1995 -- At a meeting held in Santa Barbara, California on May 17, the shareholders of WCT Communications, Inc. (NASDAQ: WCTI) approved the company s merger with Frontier Corporation (NYSE: FRO). WCT is a facilities-based long distance carrier with service in 45 states and switches in Los Angeles, San Francisco, Chicago, Dallas, Philadelphia, Atlanta and Seattle. The company, which has annualized revenues of approximately $150 million, will be merged with Frontier s long distance operation, Frontier Communications International.

     Filings of merger documents were anticipated today in the states of Delaware, where the subsidiary of Frontier used for the merger is incorporated, and Washington, the state of incorporation of WCT. The merger will be completed upon such filings.

     Under the terms of the merger agreement, Frontier will pay $79.8 million for all the outstanding shares of WCT. Each public shareholder of WCT will receive $5.875 per share upon completion of the transaction, while Richard Frockt, chairman and chief executive officer of WCT, will receive $3.75 per share. The effective average price per share to be paid by Frontier will be approximately $5.42, including amounts paid to option holders.

     The merger brings Frontier one step closer to its goal of nationwide long distance service. Still pending is an alliance with ALC Communications of Detroit, which will make Frontier the fifth largest long distance company in the country with combined revenues in the range of $1.4 billion.

     Frontier Corporation, a holding company formed on January 1, 1995, is a provider of integrated telecommunications solutions to more than 1.5 million customers through its long distance, local telephone and wireless communications operations. The company was chartered in 1920 as Rochester Telephone Corporation.